EX-99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees The Rockland Funds Trust:

We consent to the use of our report dated November 24, 2008, with respect to the financial statements of the Rockland Small Cap Growth Fund, as of September 30, 2008, incorporated herein by reference in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois November 9, 2009